Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Aadi Subsidiary, Inc.*	Delaware

*    In March 2025, Whitehawk Therapeutics, Inc. f/k/a Aadi Biosciences, Inc. (the “Company”) completed the sale of 100% of the outstanding shares of capital stock of Aadi Subsidiary, Inc. pursuant to the Stock Purchase Agreement entered into by and among the Company, KAKEN INVESTMENTS INC., a Delaware corporation, KAKEN PHARMACEUTICAL CO., LTD, and Aadi Subsidiary, Inc. on December 19, 2024.